Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that (i) this Joint Filing Agreement (this “Agreement”) shall be attached as an exhibit to that certain Statement on Schedule 13D/A (the “Statement”) regarding the common stock of Brooke Corporation, a Kansas corporation, (ii) the Statement (and any amendment thereto) shall be filed with the Securities and Exchange Commission by Brooke Holdings, Inc. on behalf of all of the undersigned as, and shall constitute, a joint filing pursuant to and in accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be executed on its behalf, as of June 15, 2007.

BROOKE HOLDINGS, INC.

By:	/s/ Robert D. Orr
Robert D. Orr, President

/s/ Robert D. Orr
Robert D. Orr

/s/ Leland G. Orr
Leland G. Orr

/s/ Michael S. Lowry
Michael S. Lowry

/s/ Anita F. Larson
Anita F. Larson

/s/ Kyle L. Garst
Kyle L. Garst